UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 28, 2025

PLUMAS BANCORP
(Exact name of registrant as specified in its charter)

California	000-49883	75-2987096
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5525 Kietzke Lane, Suite 100 Reno, NV	89511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 786-0907

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	PLBC	The Nasdaq Stock Market LLC

Item 1.01 Entry into a Material Definitive Agreement.

On March 28, 2025, Plumas Bank (the “Bank”), a wholly-owned subsidiary of Plumas Bancorp (the “Company”), entered into a Real Estate Purchase and Sale Agreement (the “Sale Agreement”) providing for the sale of two administrative offices in Quincy, California (the “Properties”) to Brookline Branch Services, LLC, a Delaware limited liability company (“Brookline”), for an aggregate cash purchase price of $5,550,000.

The Agreement provides for a 50-day due diligence period, during which Brookline may terminate the Sale Agreement for any reason or no reason. Assuming Brookline does not exercise its right to terminate the Sale Agreement during the due diligence period, the closing is subject to customary closing conditions.

Under the Sale Agreement, the parties have agreed, concurrently with the closing of the sale of the Properties, to enter into a triple net lease agreement (the “Lease Agreement”) pursuant to which the Bank will lease both of the Properties sold. The Lease Agreement will have an initial term of 15 years with three five-year renewal options. The Lease Agreement will provide for annual rent of approximately $463 thousand in the aggregate for both Properties; increasing by three percent (3%) per annum each year.

The Company expects the transaction to close in the second quarter of 2025, assuming Brookline does not exercise its termination right during the due diligence period.

The foregoing descriptions of the Sale Agreement and the form of the Lease Agreement are summaries and are qualified in their entirety by full text of the agreement and form which are filed as Exhibit 10.1 to this report and incorporated by reference.

Item 7.01 Regulation FD Disclosure

If completed, the sale and leaseback transaction is expected to result in a pre-tax gain of approximately $4.9 million. Aggregate first year rent expense under the Lease Agreement will be approximately $463 thousand pre-tax and will be partially offset by the elimination of the depreciation expense on the buildings and the investment of the proceeds. The Company is evaluating the potential sale of a portion of its securities portfolio that is currently in a loss position that, if consummated, would offset some or all of the gain generated by the sale of the Properties.

Caution About Forward-Looking Statements

Certain statements in this Form 8-K may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Examples of forward-looking statements include the expected timing of the closing of the sale of the Properties, the number and the value of the Properties that will be sold and the financial impacts of the transactions. Forward-looking statements are based on assumptions as of the time they are made and are subject to risks, uncertainties and other factors that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results expressed or implied by such forward-looking statements. Such risks, uncertainties and assumptions, include, among others, the risk that Brookline will exercise its right to terminate the Sale Agreement, due diligence results, the risk that the completion of the transactions may be delayed or may never occur, the risk that expenses reduce the pre-tax net gain recognized on the sale of the Properties, changes in management’s assumptions and changes in interest rates. Further information regarding Company’s risk factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2023. Any forward-looking statement made by the Company in the report or the exhibits attached to this report speaks only as of the date on which it is made.

The Company undertakes no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Real Estate Purchase and Sale Agreement by and between Plumas Bank and Brookline Real Estate Services, LLC dated as of March 28, 2025*
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Certain schedules and exhibits to this exhibit have been omitted pursuant to Item 601(a)(5). The registrant hereby agrees to furnish a copy of any omitted schedule or similar attachment to the SEC upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUMAS BANCORP

Dated: April 1, 2025	By:	/s/ Richard L. Belstock
Name: Richard L. Belstock
Title: Chief Financial Officer